Rule 424(b)(2)
Registration No. 333-124535
PRICING SUPPLEMENT NO. 7 DATED JUNE 17, 2008 TO
PROSPECTUS DATED MAY 12, 2005,
AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT DATED MAY 12, 2005,
AND SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER DATED MAY 12, 2005
U.S. BANCORP
Medium-Term Notes, Series P (Senior)
Medium-Term Notes, Series Q (Subordinated)

CUSIP No.:		91159HGJ3

Series:

☑	Series P (Senior)
☐	Series Q (Subordinated)

Form of Note:

☑	Book-Entry
☐	Certificated

Principal Amount:		$100,000,000

Trade Date:		Tuesday, June 17, 2008

Original Issue Date:		Friday, June 20, 2008

Maturity Date:		Thursday, July 29, 2010

Base Rate (and, if applicable, related Interest Periods):

☑	Fixed Rate Note
☐	Commercial Paper Note
☐	Federal Funds Note
☐	LIBOR Note
☐	EURIBOR Note
☐	Prime Rate Note
☐	CD Rate Note
☐	Treasury Rate Note
☐	CMT Rate Note
☐	Other Base Rate
☐	Zero Coupon Note
Agent’s Commission: $59,000
Redemption Terms: Not applicable
Other Terms:

The notes offered by this pricing supplement are offered as part of a reopening of a note previously issued on July 25, 2005 and June 10, 2008 pursuant to Pricing Supplements No. 1 and No. 6 to Prospectus dated May 12, 2005 (as supplemented by Prospectus Supplement dated May 12, 2005, and Supplemental to the Officers’ Certificate and Company Order dated May 12, 2005) which Pricing Supplements were filed with the Securities and Exchange Commission on July 27, 2005 and June 9, 2008, respectively. These notes have the same terms and bear the same CUSIP number as, and are fungible with, the previously issued notes, but are offered at a different offering price and will bring the total principal amount to $850,000,000. Once issued, the notes offered hereby will be part of the same series as the notes previously issued.
Name of Agent and Delivery Instructions:
Wachovia Capital Markets, LLC
DTC #250

Issue Price (Dollar Amount and Percentage of Principal Amount):

Amount:	$100,389,000 / 100.389%, plus accrued interest totaling $1,762,500 (the “Accrued Interest”) from January 29, 2008 up to, but not including, June 20, 2008, the date U.S. Bancorp expects to deliver the notes

Proceeds to the Company:	$100,330,000, plus the Accrued Interest

Interest Rate/Initial Interest Rate:	4.5000%

Interest Payment Dates:	Semi-annually on the 29th of January and July

Regular Record Date:	15 calendar days preceding each Interest Payment Date

Interest Determination Date:	n/a

Interest Reset Date:	n/a

Index Source:	n/a

Index Maturity:	n/a

Spread:

Spread Multiplier:

Maximum Interest Rate:

Day Count:	30/360

Minimum Interest Rate:
For Original Issue Discount Notes:
Original Issue Discount %:
Yield to Maturity:
Original Issue Discount Notes:
☐	Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.

☐	For Federal income tax purposes only.
Signature
/s/ Kenneth D. Nelson

(Authorized signature)